Exhibit 99.1

FOXO Technologies Inc. Announces NYSE American Acceptance of Compliance Plan

MINNEAPOLIS, MN, AUGUST 31, 2023 — On August 29, 2023, FOXO Technologies Inc. (the “Company”) (NYSEAM: FOXO) received a letter (the “Letter”) from NYSE American LLC (“NYSE American”) stating that NYSE American reviewed and accepted the plan of compliance (the “Plan”) submitted by the Company in response to NYSE American’s June 12, 2023 notice (the “Notice”) informing the Company that it was not in compliance with the continued listing standards set forth in in Section 1003(a)(i) of the NYSE American Company Guide (the “Company Guide”). The Letter provides an extension for compliance with Section 1003(a)(i) of the Company Guide until December 12, 2024. NYSE American staff will review the Company periodically for compliance with the initiatives outlined in the Plan. If the Company is not in compliance with the continued listing standards by December 12, 2024, or if the Company does not make progress consistent with the Plan during the Plan period, NYSE American staff will initiate delisting proceedings as appropriate.

As previously disclosed, the Company also received a second written notice (the “Second Notice” together with the Notice, the “Notices”) on August 16, 2023, from NYSE American stating that it is not in compliance with the continued listing standard set forth in Section 1003(f)(v) of the Company Guide because the Company’s Class A common stock was selling for a substantial period of time at a low price per share, which NYSE American determined to be a 30-trading day average of less than $0.20 per share. The Second Notice stated that the Company’s continued listing is predicated on it effecting a reverse stock split of its Class A common stock or otherwise demonstrating sustained price improvement within a reasonable period of time, which NYSE American has determined to be no later than February 16, 2024. However, NYSE American may take an accelerated delisting action that would pre-empt the cure period in the event that the Class A common stock trades at a level viewed to be abnormally low. The Plan and the extension date referred to above do not apply to the February 16, 2024 deadline for the Company to comply with Section 1003(f)(v) of the Company Guide. The Company intends to effect a reverse stock split of its issued and outstanding shares of Class A common stock, which was previously approved by stockholders at the Company’s annual meeting of stockholders held on May 26, 2023, during the third quarter of 2023, but in any event, in advance of the February 16, 2024 deadline set forth in the Second Notice, to regain compliance with Section 1003(f)(v) of the Company Guide.

The Company will continue to be included in the list of NYSE American noncompliant issuers, and the below compliance (“.BC”) indicator will continue to be disseminated with the Company’s ticker symbol. The Company’s receipt of the Notices from NYSE American does not affect the Company’s business, operations or reporting requirements with the U.S. Securities and Exchange Commission.

About FOXO Technologies Inc. (“FOXO”)

FOXO is at the forefront of commercializing epigenetic biomarker technology. Their mission is to utilize the power of epigenetics and artificial intelligence to generate data-driven insights that promote optimal health and longevity outcomes for individuals and organizations alike. For more information about FOXO, visit www.foxotechnologies.com.

Forward-Looking Statements

This press release contains certain forward-looking statements for purposes of the “safe harbor” provisions under the United States Private Securities Litigation Reform Act of 1995. Any statements other than statements of historical fact contained herein, including statements regarding the Notice, the Plan, whether the Company will effect a reverse stock split of its issued and outstanding shares of Class A common stock, and whether the Company will regain compliance with NYSE American’s continued listing standards, and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “believe,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning, but the absence of these words does not mean that a statement is not forward-looking. Any such forward-looking statements are based upon the current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the Company’s control. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including, but not limited to, the possibility that the Company will be unable to satisfy other continued listing requirements of NYSE American for its Class A common stock to maintain the listing of the Class A common stock on NYSE American; the risk of changes in the competitive and highly regulated industries in which FOXO operates; whether the Company will effect a reverse stock split of its issued and outstanding shares of Class A common stock; the reverse variations in operating performance across competitors or changes in laws and regulations affecting FOXO’s business; the ability to implement FOXO’s business plans, forecasts, and other expectations; the ability to continue as a going concern and obtain financing; the risk that FOXO has a history of losses and may not achieve or maintain profitability in the future; potential inability of FOXO to establish or maintain relationships required to advance its goals or to achieve its commercialization and development plans; the enforceability of FOXO’s intellectual property, including its patents and the potential infringement on the intellectual property rights of others; and the risk of downturns and a changing regulatory landscape in the highly competitive biotechnology industry or in the markets or industries in which FOXO operates, including the highly regulated insurance industry. The foregoing list of factors is not exhaustive. Readers should carefully consider the foregoing factors and the other risks and uncertainties discussed in FOXO’s most recent reports on Forms 10-K and 10-Q, particularly the “Risk Factors” sections of those reports, and in other documents FOXO has filed, or will file, with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and FOXO assumes no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts / Investor Relations

Matthew Hausch, Cody Slach

Gateway Investor Relations

(949) 574-3860

FOXO@gatewayir.com